[2] Average download speed increase based on Ookla’s analysis of Speedtest Intelligence data comparing December 2016 to December 2017 for all mobile results.[1] after adjusting for hurricane and other non-recurring charges

564 368 61 378 385 53.3 53.6 53.7 54.0 54.6 3QFY16 4QFY16 1QFY17 2QFY17 3QFY17 Net Additions - In Thousands End of Period - In Millions The company had 385,000 net additions in the current quarter compared with 564,000 in the year- ago period and 378,000 net additions in the prior quarter. Sprint ended the quarter with nearly 54.6 million connections, including 31.9 million postpaid, 9.0 million prepaid, and nearly 13.7 million wholesale and affiliate connections. The company has had nearly 1.2 million net additions over the last four quarters.

Customer Metrics | 5

Postpaid net additions were 256,000 during the quarter compared to net additions of 405,000 in the year-ago period and 168,000 in the prior quarter. The year-over-year decline was primarily driven by lower phone net additions and partially offset by higher other device net additions, while the sequential increase was primarily driven by higher other device net additions.



Postpaid Net Additions (Losses)
In Thousands
405
(118)
(39)
168
256
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17



Postpaid Total Churn and Postpaid Phone Churn
1.67%
1.75%
1.65%
1.72%
1.80%
1.57%
1.58%
1.50%
1.59%
1.71%
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17
Postpaid Phone Churn
Postpaid Total Churn

Postpaid phone churn of 1.71 percent compared to 1.57 percent in the year-ago period and 1.59 percent in the prior quarter. Both the year-over-year and sequential increases were driven by network quality in certain areas within our footprint, and the company's decision to selectively manage both higher ARPU customers and customers rolling off device commitments in order to maximize the net present value of the base. The sequential increase was also impacted by typical seasonality.

Postpaid total churn of 1.80 percent for the quarter compared to 1.67 percent in the year-ago period and 1.72 percent in the prior quarter. Both the year-over-year and sequential increases were primarily driven by higher postpaid phone churn. The year-over-year increase was also impacted by higher tablet churn as customers rolled off promotional offers.

Sprint Quarterly Investor Update – Fiscal 3Q17

Customer Metrics | 6

Postpaid phone net additions of 184,000 compared to net additions of 368,000 in the year-ago period and 279,000 in the prior quarter. Both the year-over-year and sequential decreases were primarily driven by higher churn. The company ended the quarter with 26.6 million phone connections.


Postpaid Phone Net Additions
In Thousands
368
42
88
279
184
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17

Tablet and other device net additions of 72,000 in the quarter compared to net additions of 37,000 in the year-ago period and net losses of 111,000 in the prior quarter. Both the year-over-year and sequential increases were primarily driven by the launch of the Apple watch. The company ended the quarter with 5.3 million tablet and other device connections. The current quarter included 69,000 tablet net losses, compared to 30,000 in the year-ago period and 145,000 in the prior quarter.


Postpaid Connections
In Millions
Phones
Tablets and Other Devices
31.7
31.6
31.5
31.7
31.9
5.7
5.5
5.3
5.3
5.3
26.0
26.1
26.2
26.4
26.6
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17

Sprint Quarterly Investor Update – Fiscal 3Q17

Customer Metrics | 7

Average postpaid connections per account of 2.83 at quarter end compared to 2.75 in the year-ago period and 2.80 in the prior quarter. The growth has been driven by higher phones per account, partially offset by tablet pressure.


Average Postpaid Connections per Account
2.75
2.77
2.78
2.80
2.83
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17


Prepaid Net Additions
In Thousands
195
35
95
63
(460)
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17

Wholesale & affiliate net additions were 66,000 in the quarter compared to 619,000 in the year-ago period and 115,000 in the prior quarter. The year-over-year decline was primarily impacted by lower connected device net additions, which generally have a lower ARPU than other wholesale & affiliate customers.

Prepaid net additions of 63,000 during the quarter compared to net losses of 460,000 in the year-ago period and net additions of 95,000 in the prior quarter. The year-over-year improvement was mostly driven by lower churn and higher gross additions in the Boost brand. Sequentially, the decrease was mostly driven by lower gross additions, partially offset by lower churn.

Prepaid churn was 4.63 percent compared to 5.74 percent for the year-ago period and 4.83 percent for the prior quarter. The year-over-year improvement was mostly due to lower churn in the Boost brand, while the sequential improvement was mostly driven by lower churn in the Virgin brand.

Sprint Quarterly Investor Update – Fiscal 3Q17

Activations

| 8

Retail activations were 7.3 million during the quarter compared to 7.1 million in the year-ago period and 6.4 million in the prior quarter. Year-over-year, the increase was primarily driven by higher prepaid gross additions and postpaid phone upgrades. Sequentially, the increase was primarily driven by higher postpaid phone upgrades.


Retail Activations
In Millions
Postpaid
Prepaid
7.1
2.3
4.8
6.0
2.5
3.5
6.0
2.3
3.7
6.4
2.5
3.9
7.3
2.4
4.9
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17


Postpaid Upgrades as a Percent of Total Postpaid Subscribers
9.0%
6.1%
6.8%
6.7%
9.2%
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17

Postpaid upgrade rate was 9.2 percent during the quarter compared to 9.0 percent for the year-ago period and 6.7 percent for the prior quarter. The sequential increase was due to seasonality.

Sprint Quarterly Investor Update – Fiscal 3Q17

Activations

| 9

Postpaid phone connections on unsubsidized service plans represented 79 percent of the base at the end of the quarter, compared to 71 percent in the year-ago period and 78 percent in the prior quarter.



Postpaid Phone Connections on Unsubsidized Service Plans
71%
74%
76%
78%
79%
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17



Postpaid Device Financing
Total Financed Percentage of Activations
Phone Financed Percentage of Phone Activations
84%
86%
89%
89%
89%
80%
82%
85%
85%
84%
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17

Postpaid carrier aggregation capable phones, which allow for higher download data speeds, were 94 percent of postpaid phones activated during the quarter, increasing the number of these phones within the phone base to 72 percent.

Postpaid device financing rate was 84 percent of postpaid activations for the quarter compared to 80 percent for the year-ago period and 85 percent in the prior quarter. At the end of the quarter, 45 percent of the postpaid connection base was active on a leasing agreement compared to 38 percent in the year-ago quarter and 42 percent in the prior quarter.

Postpaid phone financing rate was 89 percent of phone activations for the quarter compared to 84 percent for the year-ago period and 89 percent in the prior quarter.

Sprint Quarterly Investor Update – Fiscal 3Q17

Network

| 10



OOKLA
Average Download Speed Change¹
Dec. '16 to Dec. '17
70%
60%
50%
40%
30%
20%
10%
0%
6%
60%
35%
18%
AT&T
Sprint
T-Mobile
Verizon

Sprint is unlocking the value of the largest mobile broadband spectrum holdings in the U.S. and Sprint's Next-Gen Network is designed to drive significant improvements to network performance and the customer experience by investing in four main areas.

- Upgrade existing towers to leverage all three of the company's spectrum bands – 800 MHz, 1.9 GHz and 2.5 GHz – for faster, more reliable service.
- Build thousands of new cell sites to expand its coverage footprint and extend coverage to more popular customer destinations.
- Add more small cells -- including Sprint Magic Boxes, mini-macros and strand mounts to densify every major market and significantly boost capacity and data speeds – and leverage the recent strategic agreements with Altice and Cox. The company has already deployed more than 80,000 Sprint Magic Boxes in approximately 200 cities across the country and plans to deploy more than 1 million as part of its multi-year roadmap.
- Deploy game-changing 64T64R Massive MIMO 2.5 GHz radios to increase capacity up to 10 times that of current LTE systems and increase data speeds for more customers in high-traffic locations. Massive MIMO, a key enabler for 5G, will allow the company to support both LTE and 5G NR (New Radio) modes simultaneously without additional tower climbs.

Sprint's network has already seen significant improvements. According to Ookla Speedtest Intelligence data, Sprint was the most improved operator in 2017 with a 60 percent year-over-year increase in its national average download speed.[1]



Most Spectrum
115 MHz
158 MHz
110 MHz
204 MHz
Verizon
AT&T
T-Mobile
Sprint
Nationwide, population-weighted average spectrum holdings of major U.S. wireless carriers



Massive MIMO
Simultaneous LTE/5G



Best Spectrum
For 5G
100 MHz Channels
Mid-band Coverage

[1] Average download speed increase based on Ookla's analysis of Speedtest Intelligence data comparing December 2016 to December 2017 for all mobile results.

Sprint Quarterly Investor Update – Fiscal 3Q17

$8.5 $8.5 $8.2 $7.9 $8.2 3QFY16 4QFY16 1QFY17 2QFY17 3QFY17 Net Operating Revenues Dollars In Billions Net operating revenues of $8.2 billion for the quarter declined $310 million year-over-year and increased $312 million sequentially. The year-over-year decrease was mostly driven by lower wireless and wireline service revenue, partially offset by higher equipment revenue. Sequentially, the increase was primarily driven by higher equipment revenue. Wireless service revenue of $5.6 billion declined $327 million year-over-year and $30 million sequentially. Over half of the year-over-year decrease was driven by changes to the company’s device insurance program, which were accretive to Adjusted EBITDA* but resulted in lower insurance revenue as the program revenue is accounted for and presented on a net basis. The year- over-year reduction was also impacted by lower postpaid phone ARPU, partially offset by growth in the postpaid phone customer base. Sequentially, wireless service revenue was relatively flat. Equipment revenue of $2.3 billion increased $83 million year-over-year and increased $349 million sequentially. The year-over-year growth was driven by increased sales of used devices to third parties and higher lease revenue, and was partially offset by a lower mix of installment billing sales, which recognize more revenue at the point of sale relative to leasing sales. Sequentially, the increase was mostly driven by higher postpaid sales volume, higher average unit prices, and growth in lease revenue. Sales of used devices to third parties, which have a corresponding impact to cost of products expense and are relatively neutral to Adjusted EBITDA*, were in line with recent quarters. Wireline revenues of $393 million for the quarter declined $104 million year-over-year and $16 million sequentially. The year-over-year and sequential declines were primarily driven by lower voice volumes, as the company continues to de-emphasize certain voice services. The year-over-year decline was also impacted by the annual process of resetting the intercompany rate, based on current market prices for voice and IP services sold to the wireless segment.

Financials | 12

Postpaid Phone Average Billings Per User (ABPU)* of $68.54 for the quarter decreased 5 percent year-over-year and less than 1 percent sequentially. The year-over-year decline was primarily due to lower insurance revenue resulting from the change in the company's device insurance program, which was accretive to Adjusted EBITDA*, promotions, and hurricane-related credits. Normalizing for the device insurance program change and hurricane-related credits, ABPU* would have decreased less than 1% year-over-year.


Postpaid Phone Average Billings Per User (ABPU)*
Service
Equipment
Normalized
$71.77
$68.66
$69.51
$68.95
$68.54
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17


Prepaid Service Revenue
Dollars In Millions
$985
$982
$999
$990
$993
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17

Prepaid Service Revenue of $993 million increased $8 million year-over-year and $3 million sequentially. When adjusting for the removal of low-engagement customers from the base in the third fiscal quarter of 2016, relatively stable ARPU combined with four straight quarters of net additions have led to year-over-year growth in prepaid service revenue for the first time in nearly three years.

Prepaid Service Revenue INCREASED Year-over-Year
For the first time in nearly three years

Prepaid Average Revenue Per User (ARPU) of $37.46 for the quarter increased 10 percent year-over-year and decreased 1 percent sequentially. The year-over-year increase was primarily driven by a change in the company's churn rules resulting in the removal of low-engagement customers from the base in the third fiscal quarter of 2016.

Sprint Quarterly Investor Update – Fiscal 3Q17

$1.9 $1.7 $1.7 $1.7 $1.7 3QFY16 4QFY16 1QFY17 2QFY17 3QFY17 Cost of Services Dollars In Billions Cost of services (CoS) of $1.7 billion for the quarter decreased $192 million year-over-year and increased $35 million sequentially. The current quarter included non-recurring charges of $51 million related to a regulatory fee matter and $30 million related to hurricane expenses. Adjusting for these impacts, the year- over-year decline would have been approximately $273 million, primarily driven by changes to the company’s device insurance program, as the program revenue is accounted for and reported on a net basis and related expenses are no longer incurred by Sprint, as well as lower network expenses. Sequentially, cost of services would have decreased approximately $31 million when adjusting for the aforementioned charges. $2.1 $2.0 $1.9 $2.0 $2.1 3QFY16 4QFY16 1QFY17 2QFY17 3QFY17 Selling, General, and Administrative Dollars In Billions Selling, general and administrative expenses (SG&A) of $2.1 billion for the quarter increased by $28 million year- over-year and $95 million sequentially. The year-over-year increases in prepaid marketing and sales as well as general and administrative expenses were mostly offset by lower bad debt expenses related to a decrease in installment billing sales. Sequentially, the increases were mostly driven by seasonally higher postpaid sales and marketing expenses. YTD in CoS and SG&A* year-over-year

Financials | 14

Cost of products of $1.7 billion for the quarter decreased $312 million year-over-year and increased $269 million sequentially. The year-over-year decrease was impacted by a lower mix of installment billing sales, and was partially offset by more sales of used devices to third parties. The sequential increase was impacted by higher postpaid sales volume and higher average unit costs.


Cost of Products
Dollars In Billions
$2.0
$2.0
$1.5
$1.4
$1.7
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17

Other, net in the current quarter represented a net benefit of $175 million, primarily resulting from $343 million associated with favorable legal settlements for patent infringement lawsuits net of legal fees, partially offset by $32 million in litigation and other contingencies expense, $13 million in severance and exit costs, and $123 million in loss on leased devices, the latter of which impacted Adjusted EBITDA*.


Depreciation and Amortization
Dollars In Billions
Network and Other
Leased Devices
Amortization
$2.1
$2.1
$2.1
$2.1
$2.2
$0.3
$0.2
$0.2
$0.2
$0.2
$0.8
$0.9
$0.9
$0.9
$1.0
$1.0
$1.0
$1.0
$1.0
$1.0
3QFY16
4QFY16
1QFY17
2QFY17
3QFY17

Depreciation and amortization expense of $2.2 billion for the quarter increased $81 million year-over-year and $79 million sequentially. Leased device depreciation was $990 million in the quarter, $837 million in the year-ago period, and $888 million in the prior quarter.

Sprint Quarterly Investor Update – Fiscal 3Q17

$0.3 $0.5 $1.2 $0.6 $0.7 3QFY16 4QFY16 1QFY17 2QFY17 3QFY17 Operating Income Dollars In Billions Operating income of $727 million compared to $311 million in the year- ago period and $601 million in the prior quarter. The current quarter included $343 million in favorable settlements for patent infringement lawsuits net of legal fees, $66 million of hurricane-related impacts, a $51 million charge related to a regulatory fee matter, $32 million litigation and other contingencies expense, and $13 million in severance and exit costs. The year-ago period included $47 million primarily related to asset dispositions and severance costs, while the prior quarter included $34 million of hurricane-related impacts. Adjusting for items in each period, operating income would have improved by approximately $190 million year-over- year and declined approximately $90 million sequentially. $2.5 $2.7 $2.9 $2.7 $2.7 3QFY16 4QFY16 1QFY17 2QFY17 3QFY17 Adjusted EBITDA* Dollars In Billions Adjusted EBITDA* was $2.7 billion for the quarter, compared to $2.5 billion in the year-ago period and $2.7 billion in the prior quarter. The year-over-year improvement was primarily due to lower cost of services and cost of products expenses, partially offset by lower operating revenues. Sequentially higher equipment revenues offset higher cost of products expenses. Net income of $7.2 billion for the quarter compared to a net loss of $479 million in the year-ago period and a net loss of $48 million in the prior quarter. The current quarter included a $7.1 billion non-cash income tax benefit resulting from a re-measurement of the company’s deferred tax assets and liabilities due to changes in tax laws included in the Tax Cuts and Jobs Act, which was enacted into law in December 2017. Excluding tax reform, hurricane-related impacts, and other non-recurring items, the net loss would have improved by approximately $300 million year-over-year.

$0.7 $1.3 $1.3 $2.0 $1.2 3QFY16 4QFY16 1QFY17 2QFY17 3QFY17 Cash Provided by Operating Activities Dollars In Billions Adjusted free cash flow* of $397 million for the quarter compared to negative $646 million in the year- ago period and $420 million in the prior quarter. The year-over-year improvement was primarily driven by higher net proceeds of financings related to devices and receivables and higher cash provided by operating activities, partially offset by higher network capital expenditures. Sequentially, higher net proceeds of financings related to devices and receivables was offset by lower cash provided by operating activities. Cash provided by operating activities of $1.2 billion for the quarter compared to $650 million in the year-ago period and $2.0 billion in the prior quarter. Both the year- over-year and sequential changes benefitted from a cash settlement related to a patent infringement lawsuit. In addition, the year-over- year increase was driven by improvements in Adjusted EBITDA*, while the sequential decrease was primarily driven by unfavorable working capital changes. Cash capital expenditures were $1.4 billion in the quarter compared to $1.2 billion in the year- ago period and $1.3 billion in the prior quarter. The year-over-year increase was driven by higher capital expenditures for network equipment. Capital expenditures for leased devices were $682 million in the current quarter compared to $767 million in the year-ago period and $608 million in the prior quarter. ($646) $80 $239 $420 $397 3QFY16 4QFY16 1QFY17 2QFY17 3QFY17 Adjusted Free Cash Flow * Dollars In Millions

2.7 4.6 1.8 0.8 0.4 3.2 0.5 0.4 Liquidity as of 12/31/17 Current Maturities** Cash, Cash Equiv, Short-Term Investments Revolver Network Equipment Financing Receivables/Device Financing Vendor Financing Note Maturities Other ** Includes maturities due through December 2018. Liquidity and Debt Dollars In Billions $10.4 of General Purpose Liquidity $ 4.0 $ 10.8 Unsecured Credit Facility Commitment Total general purpose liquidity was $10.4 billion at the end of the quarter, including $4.6 billion of cash, cash equivalents and short-term investments. Additionally, the company has approximately $427 million of availability under vendor financing agreements that can be used toward the purchase of 2.5GHz network equipment.

excluding devices leased through indirect channels

Results Tables | 19

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date	
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16
Net additions (losses) (in thousands)					
Postpaid	256	168	405	385	929
Postpaid phone	184	279	368	551	888
Prepaid [f]	63	95	(460)	193	(1,215)
Wholesale and affiliate [f]	66	115	619	246	2,051
Total wireless net additions	**385**	**378**	**564**	**824**	**1,765**
End of period connections (in thousands)					
Postpaid [d] [e]	31,942	31,686	31,694	31,942	31,694
Postpaid phone [d]	26,616	26,432	26,037	26,616	26,037
Prepaid [d] [f] [g] [h] [i]	8,997	8,765	8,493	8,997	8,493
Wholesale and affiliate [d] [f] [h]	13,642	13,576	13,084	13,642	13,084
Total end of period connections	**54,581**	**54,027**	**53,271**	**54,581**	**53,271**
Churn					
Postpaid	1.80%	1.72%	1.67%	1.73%	1.58%
Postpaid phone	1.71%	1.59%	1.57%	1.60%	1.44%
Prepaid [h]	4.63%	4.83%	5.74%	4.68%	5.57%
Supplemental data - connected devices					
End of period connections (in thousands)					
Retail postpaid	2,259	2,158	1,960	2,259	1,960
Wholesale and affiliate	11,272	11,221	10,594	11,272	10,594
Total	**13,531**	**13,379**	**12,554**	**13,531**	**12,554**
ARPU [a]					
Postpaid	$ 45.13	$ 46.00	$ 49.70	$ 46.14	$ 50.59
Postpaid phone	$ 51.26	$ 52.34	$ 57.12	$ 52.50	$ 58.11
Prepaid [h]	$ 37.46	$ 37.83	$ 33.97	$ 37.84	$ 33.35

NON-GAAP RECONCILIATION - ABPA* AND ABPU* (Unaudited)

(Millions, except accounts, connections, ABPA*, and ABPU*)

	Quarter To Date			Year To Date	
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16
ABPA*					
Postpaid service revenue	$ 4,297	$ 4,363	$ 4,686	$ 13,126	$ 14,184
Add: Installment plan and non-operating lease billings	379	397	291	1,144	829
Add: Lease revenue - operating	1,047	966	887	2,912	2,453
Total for postpaid connections	**$ 5,723**	**$ 5,726**	**$ 5,864**	**$ 17,182**	**$ 17,466**
Average postpaid accounts (in thousands)	11,193	11,277	11,413	11,261	11,368
Postpaid ABPA* [b]	$ 170.39	$ 169.25	$ 171.28	$ 169.53	$ 170.71

	Quarter To Date			Year To Date	
	12/31/17	9/30/17	12/31/16	12/31/17	12/31/16
Postpaid phone ABPU*					
Postpaid phone service revenue	$ 4,069	$ 4,132	$ 4,420	$ 12,415	$ 13,350
Add: Installment plan and non-operating lease billings	335	358	261	1,025	752
Add: Lease revenue - operating	1,037	953	873	2,877	2,411
Total for postpaid phone connections	**$ 5,441**	**$ 5,443**	**$ 5,554**	**$ 16,317**	**$ 16,513**
Postpaid average phone connections (in thousands)	26,461	26,312	25,795	26,275	25,528
Postpaid phone ABPU* [c]	$ 68.54	$ 68.95	$ 71.77	$ 69.00	$ 71.87

[a] ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Postpaid phone ARPU represents revenues related to our postpaid phone connections.

[b] Postpaid ABPA* is calculated by dividing service revenue earned from connections plus billings from installment plans and non-operating leases, as well as, operating lease revenue by the sum of the monthly average number of accounts during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.

[c] Postpaid phone ABPU* is calculated by dividing postpaid phone service revenue earned from postpaid phone connections plus billings from installment plans and non-operating leases, as well as, operating lease revenue by the sum of the monthly average number of postpaid phone connections during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.

[d] As part of the Shentel transaction, 186,000 and 92,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates, of which 18,000 prepaid subscribers were subsequently excluded from our customer base as a result of the Lifeline regulatory change as noted in (f) below. An additional 270,000 of nTelos' subscribers are now part of our affiliate relationship with Shentel and were reported in wholesale and affiliate subscribers beginning with the quarter ended June 30, 2016. In addition, during the three-month period ended June 30, 2017, 17,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates as a result of a the transfer of additional subscribers to Shentel.

[e] During the three-month period ended June 30, 2017, 2,000 Wi-Fi connections were adjusted from the postpaid subscriber base.

[f] Sprint is no longer reporting Lifeline subscribers due to recent regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale MVNO's.

[g] During the three-month period ended September 30, 2017, the Prepaid Data Share platform It's On was decommissioned as the Company continues to focus on higher value contribution offerings resulting in the reduction of 49,000 to prepaid end of period subscribers.

[h] As a result of aligning all prepaid brands, including prepaid affiliate subscribers, under one churn and retention program as of December 31, 2016, end of period prepaid and affiliate subscribers were reduced by 1,234,000 and 21,000, respectively.

[i] During the three-month period ended December 31, 2017, prepaid end of period subscribers increased by 169,000 in conjunction with the PRWireless HoldCo, LLC joint venture.

Sprint Quarterly Investor Update – Fiscal 3Q17

Wireless Device Financing Summary (Unaudited) (Millions, except sales, connections, and leased devices in property, plant and equipment) Quarter To Date 12/31/17 9/30/17 12/31/16 12/31/17 12/31/16 Postpaid activations (in thousands) 4,874 3,917 4,812 12,459 11,827 Postpaid activations financed 84% 85% 80% 85% 75% Postpaid activations - operating leases 72% 68% 43% 66% 42% Installment plans Installment sales financed 276$ 268$ 1,036$ 1,097$ 2,188$ Installment billings 353$ 373$ 291$ 1,094$ 829$ Installment receivables, net 1,383$ 1,583$ -$ 1,383$ -$ Leasing revenue and depreciation Lease revenue - operating 1,047$ 966$ 887$ 2,912$ 2,453$ Lease depreciation 990$ 888$ 837$ 2,732$ 2,205$ Leased device additions Cash paid for capital expenditures - leased devices 682$ 608$ 767$ 1,787$ 1,530$ Transfers from inventory - leased devices 1,761$ 1,060$ 1,095$ 3,671$ 2,281$ Leased devices Leased devices in property, plant and equipment, net 5,683$ 4,709$ 4,454$ 5,683$ 4,454$ Leased device units Leased devices in property, plant and equipment (units in thousands) 14,002 13,019 11,981 14,002 11,981 Leased device and receivables financings net proceeds Proceeds 1,125$ 789$ -$ 2,679$ 1,055$ Repayments (598) (1,148) (231) (2,019) (655) Net proceeds (repayments) of financings related to devices and receivables 527$ (359)$ (231)$ 660$ 400$ 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80 81 Year To Date

Results Tables | 21

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter To Date 12/31/17	Quarter To Date 9/30/17	Quarter To Date 12/31/16	Year To Date 12/31/17	Year To Date 12/31/16
Net operating revenues					
Service revenue	$ 5,930	$ 5,967	$ 6,323	$ 17,968	$ 19,252
Equipment revenue	2,309	1,960	2,226	6,355	5,556
Total net operating revenues	**8,239**	**7,927**	**8,549**	**24,323**	**24,808**
Net operating expenses					
Cost of services (exclusive of depreciation and amortization below)	1,733	1,698	1,925	5,140	6,125
Cost of products (exclusive of depreciation and amortization below)	1,673	1,404	1,985	4,622	5,097
Selling, general and administrative	2,108	2,013	2,080	6,059	5,992
Depreciation - network and other	987	997	1,000	2,961	3,022
Depreciation - leased devices	990	888	837	2,732	2,205
Amortization	196	209	255	628	813
Other, net	(175)	117	156	(310)	260
Total net operating expenses	7,512	7,326	8,238	21,832	23,514
Operating income	**727**	**601**	**311**	**2,491**	**1,294**
Interest expense	(581)	(595)	(619)	(1,789)	(1,864)
Other (expense) income, net	(42)	44	(60)	(50)	(67)
Income (loss) before income taxes	**104**	**50**	**(368)**	**652**	**(637)**
Income tax benefit (expense)	7,052	(98)	(111)	6,662	(286)
Net income (loss)	**7,156**	**(48)**	**(479)**	**7,314**	**(923)**
Less: Net loss attributable to noncontrolling interests	6	-	-	6	-
Net income (loss) attributable to Sprint Corporation	**$ 7,162**	**$ (48)**	**$ (479)**	**$ 7,320**	**$ (923)**
Basic net income (loss) per common share	**$ 1.79**	**$ (0.01)**	**$ (0.12)**	**$ 1.83**	**$ (0.23)**
Diluted net income (loss) per common share	**$ 1.76**	**$ (0.01)**	**$ (0.12)**	**$ 1.79**	**$ (0.23)**
Weighted average common shares outstanding	4,001	3,998	3,983	3,998	3,979
Diluted weighted average common shares outstanding	4,061	3,998	3,983	4,080	3,979
Effective tax rate	**-6,780.8%**	**196.0%**	**-30.2%**	**-1,021.8%**	**-44.9%**

NON-GAAP RECONCILIATION - NET INCOME (LOSS) TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter To Date 12/31/17	Quarter To Date 9/30/17	Quarter To Date 12/31/16	Year To Date 12/31/17	Year To Date 12/31/16
Net income (loss)	**$ 7,156**	**$ (48)**	**$ (479)**	**$ 7,314**	**$ (923)**
Income tax (benefit) expense	(7,052)	98	111	(6,662)	286
Income (loss) before income taxes	**104**	**50**	**(368)**	**652**	**(637)**
Other expense (income), net	42	(44)	60	50	67
Interest expense	581	595	619	1,789	1,864
Operating income	**727**	**601**	**311**	**2,491**	**1,294**
Depreciation - network and other	987	997	1,000	2,961	3,022
Depreciation - leased devices	990	888	837	2,732	2,205
Amortization	196	209	255	628	813
EBITDA* [1]	**2,900**	**2,695**	**2,403**	**8,812**	**7,334**
Loss (gain) from asset dispositions, exchanges, and other, net [2]	-	-	28	(304)	(326)
Severance and exit costs [3]	13	-	19	13	30
Contract terminations [4]	-	-	-	(5)	113
Litigation and other contingencies [5]	(260)	-	-	(315)	103
Hurricanes [6]	66	34	-	100	-
Adjusted EBITDA* [1]	**$ 2,719**	**$ 2,729**	**$ 2,450**	**$ 8,301**	**$ 7,254**
Adjusted EBITDA margin*	**45.9%**	**45.7%**	**38.7%**	**46.2%**	**37.7%**
Selected items:					
Cash paid for capital expenditures - network and other	$ 696	$ 682	$ 478	$ 2,499	$ 1,421
Cash paid for capital expenditures - leased devices	$ 682	$ 608	$ 767	$ 1,787	$ 1,530

Sprint Quarterly Investor Update – Fiscal 3Q17

WIRELESS STATEMENTS OF OPERATIONS (Unaudited) (Millions) 12/31/17 9/30/17 12/31/16 12/31/17 12/31/16 Net operating revenues Service revenue Postpaid 4,297$ 4,363$ 4,686$ 13,126$ 14,184$ Prepaid (7) 993 990 985 2,982 3,096 Wholesale, affiliate and other (7) 329 296 275 884 784 Total service revenue 5,619 5,649 5,946 16,992 18,064 Equipment revenue 2,309 1,960 2,226 6,355 5,556 Total net operating revenues 7,928 7,609 8,172 23,347 23,620 Net operating expenses Cost of services (exclusive of depreciation and amortization below) 1,466 1,422 1,649 4,300 5,226 Cost of products (exclusive of depreciation and amortization below) 1,673 1,404 1,985 4,622 5,097 Selling, general and administrative 2,024 1,936 2,032 5,835 5,797 Depreciation - network and other 931 944 947 2,800 2,868 Depreciation - leased devices 990 888 837 2,732 2,205 Amortization 196 209 255 628 813 Other, net 139 117 150 54 248 Total net operating expenses 7,419 6,920 7,855 20,971 22,254 Operating income 509$ 689$ 317$ 2,376$ 1,366$ WIRELESS NON-GAAP RECONCILIATION (Unaudited) (Millions) 12/31/17 9/30/17 12/31/16 12/31/17 12/31/16 Operating income 509$ 689$ 317$ 2,376$ 1,366$ Loss (gain) from asset dispositions, exchanges, and other, net (2) - - 28 (304) (326) Severance and exit costs (3) 4 - 13 (1) 18 Contract terminations (4) - - - (5) 113 Litigation and other contingencies (5) 63 - - 63 103 Hurricanes (6) 66 34 - 100 - Depreciation - network and other 931 944 947 2,800 2,868 Depreciation - leased devices 990 888 837 2,732 2,205 Amortization 196 209 255 628 813 Adjusted EBITDA* (1) 2,759$ 2,764$ 2,397$ 8,389$ 7,160$ Adjusted EBITDA margin* 49.1% 48.9% 40.3% 49.4% 39.6% Selected items: Cash paid for capital expenditures - network and other 565$ 539$ 389$ 2,042$ 1,123$ Cash paid for capital expenditures - leased devices 682$ 608$ 767$ 1,787$ 1,530$ 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80 81 Quarter To Date Year To Date Quarter To Date Year To Date

WIRELINE STATEMENTS OF OPERATIONS (Unaudited) (Millions) 12/31/17 9/30/17 12/31/16 12/31/17 12/31/16 Net operating revenues Voice 94$ 109$ 153$ 327$ 506$ Data 29 33 41 96 127 Internet 254 256 281 765 871 Other 16 11 22 47 59 Total net operating revenues 393 409 497 1,235 1,563 Net operating expenses Cost of services (exclusive of depreciation and amortization below) 352 372 400 1,111 1,284 Selling, general and administrative 71 66 49 194 189 Depreciation and amortization 55 49 51 155 148 Other, net (314) - 6 (309) 13 Total net operating expenses 164 487 506 1,151 1,634 Operating income (loss) 229$ (78)$ (9)$ 84$ (71)$ WIRELINE NON-GAAP RECONCILIATION (Unaudited) (Millions) 12/31/17 9/30/17 12/31/16 12/31/17 12/31/16 Operating income (loss) 229$ (78)$ (9)$ 84$ (71)$ Severance and exit costs (3) 9 - 6 14 13 Litigation and other contingencies (5) (323) - - (323) - Depreciation and amortization 55 49 51 155 148 Adjusted EBITDA* (30)$ (29)$ 48$ (70)$ 90$ Adjusted EBITDA margin* -7.6% -7.1% 9.7% -5.7% 5.8% Selected items: Cash paid for capital expenditures - network and other 30$ 40$ 24$ 132$ 75$ 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80 81 Quarter To Date Year To Date Quarter To Date Year To Date

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited) (Millions) 12/31/17 12/31/16 Operating activities Net income (loss) 7,314$ (923)$ Depreciation and amortization 6,321 6,040 Provision for losses on accounts receivable 312 406 Share-based and long-term incentive compensation expense 137 57 Deferred income tax (benefit) expense (6,707) 276 Gains from asset dispositions and exchanges (479) (354) Call premiums paid on debt redemptions (129) - Loss on early extinguishment of debt 65 - Amortization of long-term debt premiums, net (125) (234) Loss on disposal of property, plant and equipment 533 368 Contract terminations (5) 96 Other changes in assets and liabilities: Accounts and notes receivable (74) (542) Inventories and other current assets (3,216) (2,254) Deferred purchase price from sale of receivables - (220) Accounts payable and other current liabilities (104) (97) Non-current assets and liabilities, net 260 (313) Other, net 302 594 Net cash provided by operating activities 4,405 2,900 Investing activities Capital expenditures - network and other (2,499) (1,421) Capital expenditures - leased devices (1,787) (1,530) Expenditures relating to FCC licenses (92) (46) Change in short-term investments, net 5,271 (2,349) Proceeds from sales of assets and FCC licenses 367 126 Other, net 16 26 Net cash provided by (used in) investing activities 1,276 (5,194) Financing activities Proceeds from debt and financings 3,073 6,830 Repayments of debt, financing and capital lease obligations (7,159) (3,266) Debt financing costs (19) (272) Other, net (6) 68 Net cash (used in) provided by financing activities (4,111) 3,360 Net increase in cash and cash equivalents 1,570 1,066 Cash and cash equivalents, beginning of period 2,870 2,641 Cash and cash equivalents, end of period 4,440$ 3,707$ RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited) (Millions) 12/31/17 9/30/17 12/31/16 12/31/17 12/31/16 Net cash provided by operating activities 1,166$ 1,959$ 650$ 4,405$ 2,900$ Capital expenditures - network and other (696) (682) (478) (2,499) (1,421) Capital expenditures - leased devices (682) (608) (767) (1,787) (1,530) Expenditures relating to FCC licenses, net (73) (6) (14) (92) (46) Proceeds from sales of assets and FCC licenses 149 117 60 367 126 Other investing activities, net 6 (1) 134 2 98 Free cash flow* (130)$ 779$ (415)$ 396$ 127$ Net proceeds (repayments) of financings related to devices and receivables 527 (359) (231) 660 400 Adjusted free cash flow* 397$ 420$ (646)$ 1,056$ 527$ Year to Date Quarter To Date Year to Date

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (Millions) 12/31/17 3/31/17 ASSETS Current assets Cash and cash equivalents 4,440$ 2,870$ Short-term investments 173 5,444 Accounts and notes receivable, net 3,917 4,138 Device and accessory inventory 1,009 1,064 Prepaid expenses and other current assets 626 601 Total current assets 10,165 14,117 Property, plant and equipment, net 19,712 19,209 Goodwill 6,586 6,579 FCC licenses and other 41,222 40,585 Definite-lived intangible assets, net 2,667 3,320 Other assets 1,067 1,313 Total assets 81,419$ 85,123$ LIABILITIES AND EQUITY Current liabilities Accounts payable 3,176$ 3,281$ Accrued expenses and other current liabilities 3,859 4,141 Current portion of long-term debt, financing and capital lease obligations 4,036 5,036 Total current liabilities 11,071 12,458 Long-term debt, financing and capital lease obligations 32,825 35,878 Deferred tax liabilities 7,709 14,416 Other liabilities 3,509 3,563 Total liabilities 55,114 66,315 Stockholders' equity Common stock 40 40 Paid-in capital 27,825 27,756 Accumulated deficit (1,264) (8,584) Accumulated other comprehensive loss (366) (404) Total stockholders' equity 26,235 18,808 Noncontrolling interests 70 - Total equity 26,305 18,808 Total liabilities and equity 81,419$ 85,123$ NET DEBT* (NON-GAAP) (Unaudited) (Millions) 12/31/17 3/31/17 Total debt 36,861$ 40,914$ Less: Cash and cash equivalents (4,440) (2,870) Less: Short-term investments (173) (5,444) Net debt* 32,248$ 32,600$ 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80 81

SCHEDULE OF DEBT (Unaudited) (Millions) 12/31/17 ISSUER MATURITY PRINCIPAL Sprint Corporation 7.25% Senior notes due 2021 09/15/2021 2,250$ 7.875% Senior notes due 2023 09/15/2023 4,250 7.125% Senior notes due 2024 06/15/2024 2,500 7.625% Senior notes due 2025 02/15/2025 1,500 Sprint Corporation 10,500 Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC 3.36% Senior secured notes due 2021 09/20/2021 3,281 Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC 3,281 Sprint Communications, Inc. Export Development Canada secured loan 12/17/2019 300 9% Guaranteed notes due 2018 11/15/2018 1,800 7% Guaranteed notes due 2020 03/01/2020 1,000 7% Senior notes due 2020 08/15/2020 1,500 11.5% Senior notes due 2021 11/15/2021 1,000 9.25% Secured debentures due 2022 04/15/2022 200 6% Senior notes due 2022 11/15/2022 2,280 Sprint Communications, Inc. 8,080 Sprint Capital Corporation 6.9% Senior notes due 2019 05/01/2019 1,729 6.875% Senior notes due 2028 11/15/2028 2,475 8.75% Senior notes due 2032 03/15/2032 2,000 Sprint Capital Corporation 6,204 Credit facilities PRWireless secured term loan 06/28/2020 183 Secured equipment credit facilities 2020 - 2021 555 Secured term loan 02/03/2024 3,970 Credit facilities 4,708 Accounts receivable facility 11/18/2019 2,966 Financing obligations 2018 - 2021 614 Capital leases and other obligations 2018 - 2026 532 Total principal 36,885 Net premiums and debt financing costs (24) Total debt 36,861$ 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80 81

NOTES TO THE FINANCIAL INFORMATION (Unaudited) (1) As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of products but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as equipment revenue at the point of sale and the cost of the device is recognized as cost of products. During the three and nine-month periods ended December 31, 2017, we leased devices through our Sprint direct channels totaling approximately $1,761 million and $3,671 million, respectively, which would have increased cost of products and reduced EBITDA* if they had been purchased under our subsidized program. The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact from the time value of money element related to the imputed interest on the installment receivable. (2) During the first quarter of fiscal year 2017, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. Additionally, the company recorded a pre-tax non-cash gain related to spectrum swaps with other carriers. During the third quarter of fiscal year 2016, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. During the second quarter of fiscal year 2016 the company recorded a pre-tax non-cash gain of $354 million related to spectrum swaps with other carriers. (3) Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the company's backhaul access contracts for which the company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force. (4) During the first quarter of fiscal year 2017, we recorded a $5 million gain due to reversal of a liability recorded in relation to the termination of our relationship with General Wireless Operations, Inc. (Radio Shack). During the first quarter of fiscal year 2016, contract terminations primarily relate to the termination of our pre-existing wholesale arrangement with NTELOS Holding Corp. (5) During the third and first quarters of fiscal year 2017, litigation and other contingencies consist of reductions associated with legal settlements or favorable developments in pending legal proceedings as well as non-recurring charges of $51 million related to a regulatory fee matter. During the second quarter of fiscal year 2016, litigation and other contingencies consist of unfavorable developments associated with legal matters as well as federal and state matters such as sales, use or property taxes. (6) During the third and second quarters of fiscal year 2017 we recorded estimated hurricane-related charges of $66 million and $34 million, respectively, consisting of customer service credits, incremental roaming costs, network repairs and replacements. (7) Sprint is no longer reporting Lifeline subscribers due to recent regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale Lifeline mobile virtual network operators (MVNO). The table reflects the reclassification of the related Assurance Wireless prepaid revenue from Prepaid service revenue to Wholesale, affiliate and other revenue of $92 million and $275 million for the three and nine-month periods ended December 31, 2016, respectively. Revenue associated with subscribers through our wholesale Lifeline MVNO's continue to remain in Wholesale, affiliate and other revenue following this change.

*FINANCIAL MEASURES *FINANCIAL MEASURES Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies. Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures. The measures used in this release include the following: EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry. Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus billings from installment plans and non-operating leases, as well as, operating lease revenue by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average postpaid customer billings per account as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as, operating lease revenue, per postpaid account each month. Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus billings from installment plans and non-operating leases, as well as, operating lease revenue by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average postpaid phone customer billings as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as, operating lease revenue, per postpaid phone user each month. Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and excluding the sale-leaseback of devices and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments. Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE SAFE HARBOR This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to our network, cost reductions, connections growth, and liquidity; and statements expressing general views about future operating results — are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. About Sprint: Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 54.6 million connections as of December 31, 2017 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.